Exhibit 99.2

Contact:	Mark D. Boehmer
VP & Treasurer
(336) 861-3603

FOR IMMEDIATE RELEASE

SEALY REPORTS STRONG SECOND QUARTER RESULTS

WITH DOUBLE DIGIT SALES GROWTH

HIGH POINT, North Carolina (July 14, 2004) – Sealy Mattress Corporation, the world’s largest manufacturer of bedding products, today announced results for the second fiscal quarter ending May 30, 2004.

For the quarter, Sealy reported sales of $316.6 million, an increase of 17.3% from $269.8 million for the same period a year ago. Net loss for the quarter was $82.2 million.  Excluding recapitalization expenses, Sealy would have reported net income of $10.6 million compared with a net loss of $1.0 million a year earlier.  For the six months ending May 30, 2004, Sealy reported sales of $634.8 million, an increase of 13.7% from $558.1 million. Net loss year-to-date was $70.9 million.  Excluding recapitalization expenses, Sealy would have reported a net income of $21.8 million compared with $8.1 million a year earlier.

“We are very pleased with our second quarter and the sell through of our new products which resulted in a strong 12.9% unit growth and a 5.3% average unit selling price increase for the domestic business,” said David J. McIlquham, Sealy’s President and Chief Executive Officer. “These results were driven by the continued success of the new Unicased Posturepedic® product and momentum from the launch of Stearns & Foster Unilock® and TripLCased® products which were almost fully rolled out by the end of May. We also continue to make excellent progress on our manufacturing and working capital areas of focus. Finally, during the quarter we completed the transaction with affiliates of Kohlberg Kravis Roberts & Co. L.P. (KKR). We are excited with this partnership and KKR’s commitment to our continued focus on new product development and innovation that is delivering consumer preferred products to the market” said McIlquham.

Sealy is the largest bedding manufacturer in the world with sales of $1.2 billion in 2003. The Company manufactures and markets a broad range of mattresses and foundations under the Sealy ®, Sealy Posturepedic ®, Stearns & Foster ®, and Bassett ® brands. Sealy has the largest market share and highest consumer awareness of any bedding brand in North America. Sealy employs more than 6,000 individuals, has 29 plants, and sells its products to 3,200 customers with more than 7,400 retail outlets worldwide. Sealy is also a leading supplier to the hospitality industry. For more information, please visit www.sealy.com.  This document contains forward-looking statements within the meaning of the safe harbor provisions of the Securities Litigation Reform Act of 1995. Terms such as “expect,” “believe,” “continue,” and “grow,” as well as similar comments, are forward-looking in nature. Although the Company believes its growth plans are based upon reasonable assumptions, it can give no assurances that such expectations can be attained. Factors that could cause actual results to differ materially from the Company’s expectations include: general business and economic conditions, competitive factors, raw materials purchasing, and fluctuations in demand. Please refer to the Company’s Securities and Exchange Commission filings for further information.

Sealy also announced its quarterly conference call for Monday, July 19th at 1 pm EST.  The dial-in number is: (888) 276-9998 (Domestic), 612.332.0718 (International).

Sealy Mattress Corporation was formed on March 31, 2004 as a wholly-owned subsidiary of Sealy Corporation and, on April 6, 2004, Sealy Corporation contributed the equity of Sealy Mattress Company to Sealy Mattress Corporation.  For purposes of this press release, all financial and other information herein relating to periods prior to April 6, 2004, is that of Sealy Corporation and its consolidated subsidiaries, as the predecessor accounting entity to Sealy Mattress Corporation.

SEALY MATTRESS CORPORATION

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	May 30, 2004	November 30, 2003*
ASSETS
Current assets:
Cash and cash equivalents	$24,998	$101,100
Accounts receivable—Non-affiliates, net	166,854	160,984
Accounts receivable—Affiliates, net	—	1,758
Inventories	52,115	49,413
Prepaid expenses, deferred taxes and other current assets	66,579	43,404
	310,546	356,659
Property, plant and equipment, at cost	305,170	299,718
Less: accumulated depreciation	137,331	128,893
	167,839	170,825
Other assets:
Goodwill	381,215	381,891
Other intangibles, net	4,891	5,364
Long-term notes receivable	—	13,323
Debt issuance costs, net, and other assets	46,894	31,004
	433,000	431,582
	$911,385	$959,066
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current portion of long-term obligations	$11,889	$47,623
Accounts payable	94,510	85,478
Accrued interest	10,806	23,565
Accrued incentives and advertising	32,724	35,546
Accrued compensation	24,319	27,583
Other accrued expenses	57,913	44,839
	232,161	264,634
Long-term obligations, net	1,045,979	699,630
Other noncurrent liabilities	40,509	48,851
Deferred income taxes	18,199	22,113
Stockholders’ equity (deficit):
Common stock	—	324
Additional paid-in capital	454,420	146,240
Accumulated deficit	(874,073)	(201,497)
Accumulated other comprehensive loss	(5,810)	(8,165)
Common stock held in treasury, at cost	—	(13,064)
	(425,463)	(76,162)
	$911,385	$959,066

* Condensed from audited financial statements.

SEALY MATTRESS CORPORATION

Condensed Consolidated Statements of Operations

(In thousands)

(Unaudited)

	Quarter Ended May 30, 2004	Quarter Ended June 1, 2003
Net sales—Non-affiliates	$315,113	$261,619
Net sales—Affiliates	1,441	8,157
Total net sales	316,554	269,776
Costs and expenses:
Cost of goods sold—Non-affiliates	179,110	157,069
Cost of goods sold—Affiliates	827	4,881
Total cost of goods sold	179,937	161,950
Gross profit	136,617	107,826
Selling, general and administrative	105,747	92,716
Recapitalization expense	132,740	—
Stock based compensation	—	450
Amortization of intangibles	296	273
Royalty income, net	(3,319)	(2,848)
Income (loss) from operations	(98,847)	17,235
Interest expense	16,914	16,875
Other income expense, net	(308)	1,797
Loss before income tax benefit	(115,453)	(1,437)
Income tax benefit	(33,295)	(419)
Net loss	$(82,158)	$(1,018)

Supplemental disclosure:

Depreciation and amortization	$6,048	$5,789

SEALY MATTRESS CORPORATION

Condensed Consolidated Statements of Operations

(In thousands)

(Unaudited)

	Six Months Ended May 30, 2004	Six Months Ended June 1, 2003
Net sales—Non-affiliates	$627,722	$539,022
Net sales—Affiliates (Note 14)	7,030	19,065
Total net sales	634,752	558,087
Costs and expenses:
Cost of goods sold—Non-affiliates	359,503	316,021
Cost of goods sold—Affiliates (Note 14)	4,035	11,284
Total cost of goods sold	363,538	327,305
Gross profit	271,214	230,782
Selling, general and administrative	207,373	185,373
Recapitalization Expense	132,740
Stock based compensation	—	990
Amortization of intangibles	590	533
Royalty income, net	(6,703)	(5,561)
Income (loss) from operations	(62,786)	49,447
Interest expense	33,858	33,952
Other (income) expense, net (Note 7)	(742)	1,501
Income before income tax expense	(95,902)	13,994
Income tax expense	(25,005)	5,919
Net income (loss)	$(70,897)	$8,075

Supplemental disclosure:

Depreciation and amortization	$12,171	$11,457

SEALY MATTRESS CORPORATION

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended May 30, 2004	Six Months Ended June 1, 2003
Net cash provided by (used in) operating activities	$(45,102)	$9,161
Cash flows from investing activities:
Purchase of property, plant and equipment	(11,433)	(5,909)
Cash received from affiliate note and investment	13,573	13,611
Proceeds from the sale of property, plant and equipment	1,444	—
Net cash provided by investing activities	3,584	7,702

Cash flows from financing activities:
Cash flows associated with financing of the recapitalization:
Proceeds from issuance of common stock	436,050	—
Treasury stock repurchase (including direct expenses of $7,608)	(748,141)	—
Proceeds from the issuance of new long-term debt	1,050,000	—
Repayment of existing long-term debt	(737,128)	—
Debt issuance costs	(35,987)	—
Proceeds from issuance of notes to refinance Tranche debt	—	51,500
Prepayment of refinanced Tranche debt	—	(49,000)
Debt issuance costs	—	(3,480)
Borrowings (repayments) of other long-term obligations, net	559	(8,171)
Equity contributions from exercise of stock options	63	87
Net cash used in financing activities	(34,584)	(9,064)
Change in cash and cash equivalents	(76,102)	7,799
Cash and cash equivalents:
Beginning of period	101,100	27,443
End of period	$24,998	$35,242

Supplemental disclosures:

Selected non-cash items:
Non-cash compensation	$—	$990
Depreciation and amortization	12,171	11,457
Write-off of deferred debts costs and dedesignated cash flow hedge associated with the early extinguishment of Tranche debt	—	2,531
Non-cash expenses associated with the recapitalization	41,342	—

Non-cash interest expense associated with:
Junior Subordinated Notes	—	2,756
Debt issuance costs	2,638	2,806
(Premium) discount on Senior Subordinated Notes, net	(277)	390
Net interest income associated with interest rate swap and cap agreements	(1,087)	(32)

Cash used in operating activities in connection with recapitalization	(78,133)	—

The Company’s new long-term obligations contain various financial tests and covenants.  The Company’s senior secured credit facilities require the Company to meet a minimum interest coverage ratio and a maximum leverage ratio. The indenture governing the Company’s new senior subordinated notes also requires the Company to meet a fixed charge coverage ratio in order to incur additional indebtedness, subject to certain exceptions.  The specific covenants and related definitions can be found in the applicable debt agreements, each of which has been previously filed by the Company with the Securities and Exchange Commission.

The covenants contained in the Company’s senior secured credit facilities are based on what the Company refers to herein as “Adjusted EBITDA”.  In the senior secured credit facilities, EBITDA is defined as net income plus interest, taxes, depreciation and amortization and Adjusted EBITDA is defined as EBITDA further adjusted to exclude unusual items and other adjustments permitted in calculating covenant compliance as discussed above.  Adjusted EBITDA is presented herein as it is a material component of these covenants. Non-compliance with such covenants could result in the requirement to immediately repay all amounts outstanding under such facilities. While the determination of “unusual items and other adjustments” is subject to interpretation and requires judgment, the Company believes the adjustments listed below are in accordance with covenants discussed above.  In addition, the Company bases its assessment on the recoverability of its indefinite-lived goodwill on a multiple of EBITDA.  The Company’s Board of Directors also uses EBITDA as a basis for determining the fair market value of the stock at the grant date for stock option issuances.

EBITDA and Adjusted EBITDA are not recognized terms under GAAP and do not purport to be alternatives to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, they are not intended to be measures of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

 The following table sets forth a reconciliation of net loss to EBITDA and EBITDA to Adjusted EBITDA for the three months ended May 30, 2004:

Three Months Ended May 30, 2004
Net Loss	(82.2)
Interest	16.9
Income Taxes	(33.3)
Depreciation & Amortization	6.1

EBITDA	$(92.5)
Recapitalization expenses	132.7
Management fees to primary owner	0.5

Unusual and nonrecurring losses:
Post-closing residual plant costs	1.7
Effect of price rollback programs due to introduction of new “Unicased” product	1.1
Various other new product introduction costs	0.1
Severance	0.6
Other (various)	(0.1)

Adjusted EBITDA	$44.1

The following table sets forth a reconciliation of EBITDA to cash flow from operations for the six months ended May 30, 2004 and June 1, 2003:

	Six Months Ended May 30, 2004	Six Months Ended June 1, 2003
Net (loss) income	$(70.9)	$8.1
Interest	33.8	33.9
Income Taxes	(25.0)	5.9
Depreciation & Amortization	12.2	11.5

EBITDA	$(49.9)	$59.4
Adjustments to earnings before interest, taxes, depreciation and amortization to arrive at cash flow from operations:
Interest expense	(33.8)	(33.9)
Income taxes	25.0	(5.9)
Non-cash charges against (credits to) net income	41.1	3.8
Changes in operating assets & liabilities.	(27.5)	(14.2)

Cash flow from operations	$(45.1)	$9.2